EXHIBIT 99.1

Antero Midstream Reports Fourth Quarter and Full Year 2016 Financial and Operational Results

Denver, Colorado, February 28, 2017—Antero Midstream Partners LP (NYSE: AM) (“Antero Midstream” or the “Partnership”) today released its fourth quarter and full year 2016 financial and operational results.  The relevant combined consolidated financial statements are included in Antero Midstream’s Annual Report on Form 10-K for the year ended December 31, 2016, which has been filed with the Securities and Exchange Commission (“SEC”).

Fourth Quarter Highlights Include:

•                  Net income of $73 million, or $0.37 per limited partner unit, representing a per unit increase of 37% compared to the prior year quarter

•                  Adjusted EBITDA of $126 million, a 52% increase compared to the prior year quarter

•                  Distributable cash flow of $103 million, resulting in DCF coverage of 1.8x

•                  $0.28 per unit cash distribution declared for the fourth quarter of 2016, a 27% increase over the prior year quarter and a 6% increase sequentially

Full Year 2016 Highlights Include:

•                  Net income of $237 million, or $1.24 per limited partner unit, representing a per unit increase of 63% compared to the prior year

•                  Adjusted EBITDA of $404 million, a 45% increase compared to the prior year

•                  Distributable cash flow of $353 million, resulting in DCF coverage of 1.8x

•                  Leverage of 1.9x, pro forma for 6.9 million common unit offering and Joint Venture capital contribution

Recent Developments

Strategic Processing and Fractionation Joint Venture

During the first quarter of 2017, Antero Midstream announced the formation of a joint venture (the “Joint Venture”) to develop processing and fractionation assets in Appalachia with MarkWest Energy Partners, L.P., a wholly owned subsidiary of MPLX, L.P. Antero Midstream and MarkWest will jointly develop processing assets at the Sherwood Processing Facility in Doddridge County, WV, and a facility at an additional site still to be designated, also located in West Virginia in the southwestern core of the Marcellus Shale.  Since the Joint Venture announcement, Antero Resources committed to plant 10 at the Sherwood facility, which is expected to be placed in service in the third quarter of 2018.  The Joint Venture is underpinned by long-term fee-based agreements with Antero Resources.  Additionally, the Joint Venture will own C3+ fractionation capacity at the Hopedale complex in Harrison County, Ohio supported by Antero Resources and other third party producers and will have the option to participate in incremental fractionation capacity anticipated to be built in the future as needed.

Capital Budget and Guidance Increase

Concurrent with the Joint Venture announcement, Antero Midstream increased its 2017 capital budget from $525 million to $800 million.  Additionally, Antero Midstream increased its 2017 Adjusted EBITDA guidance to $520 million to $560 million and reaffirmed its compound annual distribution growth target of 28% to 30% and increased its DCF coverage target to greater than 1.25x through 2020. Antero Midstream is targeting leverage in the low 2-times range over the corresponding period.

Primary Unit Offering

In conjunction with the Joint Venture announcement, Antero Midstream issued 6,900,000 common units, including the underwriter’s purchase option, resulting in net proceeds of approximately $223 million.  Proceeds from the offering were used to fund the initial $155 million capital contribution for the Joint Venture and general partnership purposes.

Distribution for the Fourth Quarter of 2016 and Conversion of Subordinated Units

The Board of Directors of Antero Resources Midstream Management LLC, the general partner of the Partnership, declared and paid a cash distribution of $0.28 per unit ($1.12 per unit annualized) for the fourth quarter of 2016.  The distribution represented a 27% increase compared to the prior year quarter and a 6% increase sequentially.  The distribution was the Partnership’s eighth consecutive quarterly distribution increase since its initial public offering in November 2014 and was paid on February 8, 2017 to unitholders of record as of February 1, 2017.  Upon payment of this distribution, the 75,940,957 subordinated units owned by Antero Resources were converted into common units on a one-for-one basis under the terms of the Partnership agreement.

Commenting on the Joint Venture, Paul Rady, Chairman and CEO, said, “Antero Midstream took another step in becoming a full value chain Appalachian midstream provider and diversifying its cash flow contribution with the addition of processing and fractionation services. The Joint Venture supports Antero Midstream’s long term annual distribution growth target of 28% to 30% through 2020 while targeting a DCF coverage ratio greater than 1.25x and leverage in the low 2-times.  In addition, the Joint Venture increases Antero Midstream’s organic investment opportunity set to $2.7 billion from 2017 through 2020 and is another example of leveraging Antero Resources’ status as the leader in C3+ NGL production and drilling inventory in Appalachia.”

Fourth Quarter 2016 Financial and Operational Results

Low pressure gathering volumes for the fourth quarter of 2016 averaged 1,522 MMcf/d, a 35% increase from the fourth quarter of 2015 and a 6% increase sequentially from the third quarter of 2016.  Compression volumes for the fourth quarter of 2016 averaged 920 MMcf/d, a 92% increase from the fourth quarter of 2015 and an 18% increase sequentially.  High pressure gathering volumes for the fourth quarter of 2016 averaged 1,437 MMcf/d, a 20% increase from the fourth quarter of 2015 and a 6% increase sequentially.    The increase in throughput volumes was driven by Antero Resources’ production growth in Antero Midstream’s area of dedication.

Fresh water delivery volumes averaged 149,682 Bbl/d during the quarter, a 25% increase compared to the prior year quarter and a 7% increase sequentially.  The increase in volumes was driven by an increase in wells serviced by the fresh water delivery system and higher water intensity advanced completions.

	Three Months Ended December 31,
	2015	2016	% Change
Average Daily Throughput:
Low Pressure Gathering (MMcf/d)	1,124	1,522	35%
Compression (MMcf/d)	478	920	92%
High Pressure Gathering (MMcf/d)	1,195	1,437	20%

Average Daily Volumes:
Fresh Water Delivery (Bbl/d)	119,671	149,682	25%

For the three months ended December 31, 2016, the Partnership reported revenues of $167 million, comprised of $88 million from the Gathering and Processing segment and $79 million from the Water Handling and Treatment segment.  Revenues increased 27% compared to the prior year quarter, primarily driven by growth in natural gas throughput volumes and fresh water delivery volumes.  Gathering and Processing revenues included a $4 million gain on asset sale related to the divestiture of certain gathering and compression assets in Pennsylvania during the quarter.  Water Handling and Treatment segment revenues include $28 million from fluid handling and high rate water transfer services provided to Antero Resources, which is billed at cost plus 3%.

Direct operating expenses for the Gathering and Processing and Water Handling and Treatment segments were $8 million and $29 million, respectively, for a total of $37 million compared to $40 million in direct operating expenses in the prior year quarter.  Water Handling and Treatment direct operating expenses include $27 million from fluid handling and high rate water transfer services.  The decrease in direct operating expenses was driven primarily by a reduction in fluid handling and high rate transfer expenses.  General and administrative expenses including equity-based compensation were $14 million, a $1 million increase compared to the fourth quarter of 2015.  General and administrative expenses excluding equity-based compensation were $8 million during the fourth quarter of 2016, in line with the fourth quarter of 2015.  Total operating expenses were $83 million, including $26 million of depreciation, $7 million of equity-based compensation, and $6 million of accretion of contingent acquisition consideration.

Net income for the fourth quarter of 2016 was $73 million, a 50% increase compared to the prior year quarter.  Net income per limited partner unit was $0.37 per unit, a 37% increase compared to the prior year quarter.  Adjusted EBITDA was $126 million, a 52% increase compared to the prior year quarter.  Adjusted EBITDA for the fourth quarter included an $8 million distribution from unconsolidated affiliates related to Antero Midstream’s 15% interest in Stonewall Gathering, LLC.  The distribution represents 2016 cash received from Stonewall operations since acquiring the 15% interest in May of 2016.  The increase in net income and Adjusted EBITDA from the prior year is primarily driven by increased gathering and compression volumes and fresh water delivery volumes.  Cash interest paid and cash reserved for bond interest were $2 million and $10 million during the quarter, respectively.  Income tax withholding upon vesting of Antero Midstream equity-based compensation awards was $3 million.  Maintenance capital expenditures during the quarter totaled $5 million and distributable cash flow was $103 million, resulting in a DCF coverage ratio of 1.8x.

Commenting on Antero Midstream’s quarterly results, Michael Kennedy, CFO of Antero Midstream said, “Antero Midstream closed out another strong year operationally and financially, driven by the growth in throughput volumes from Antero Resources.  Additionally, during the fourth quarter, Antero Midstream benefitted from Antero Resources’ accelerated completions, resulting in increased throughput and fresh water delivery volumes that are projected to continue into 2017.”

Gathering and Processing — Antero Midstream increased compression capacity by placing into service a 145 MMcf/d compressor station in Tyler County, West Virginia late during the fourth quarter of 2016.  Antero’s current compression capacity is approximately 1.1 Bcf/d in the Marcellus and Utica combined and compression capacity was approximately 90% utilized in the fourth quarter.  Additionally, Antero Midstream connected 41 wells to its Marcellus and Utica gathering systems during the quarter, bringing total wells connected to 440.  Antero Resources is currently operating six drilling rigs in the Marcellus and Utica.

Water Handling and Treatment — Antero Midstream’s Marcellus and Utica fresh water delivery systems serviced 35 well completions in the fourth quarter of 2016, in line with the prior year quarter.  As a result of pilot tests utilizing advanced completions, Antero Midstream’s fresh water delivery volumes increased 25% as compared to the prior year quarter despite servicing the same number of wells.  Antero’s completions during the fourth quarter averaged 46 barrels per foot in the Marcellus and 39 barrels per foot in the Utica, for a quarterly weighted average of 44 barrels per foot.  Antero Resources is currently operating six completion crews in the Marcellus and Utica.

Antero Midstream continued construction on the Antero Clearwater Facility, which is expected to be placed into service during the fourth quarter of 2017. Through year-end 2016, Antero Midstream has invested $217 million, or approximately 70% of the total estimated project cost, in the Antero Clearwater Facility.  The Antero Clearwater Facility will be the largest advanced wastewater treatment facility in the world designed for oil and gas operations.

Fourth Quarter Capital Spending

Antero Midstream’s capital expenditures for the three months ended December 31, 2016 were $126 million as compared to $128 million during the prior year quarter.  Capital expenditures included $75 million that was invested in gathering and compression and $51 million invested in water handling and treatment infrastructure.  Water handling and treatment infrastructure capital expenditures included $36 million for the continued construction of the Antero Clearwater Facility.  Additionally, Antero Midstream made a $30 million capital contribution to Stonewall Gathering LLC to repay outstanding debt, thereby releasing restrictions on cash distributions to equity interest holders.

2016 Financial and Operational Results

Low pressure gathering volumes for 2016 averaged 1,403 MMcf/d, a 38% increase from the prior year.  Compression volumes and high pressure gathering volumes for 2016 averaged 741 MMcf/d and 1,316 MMcf/d representing a 72% and 11% increase, respectively, from the prior year.  The increase in gathering and compression volumes was due to production growth from Antero Resources in Antero Midstream’s area of dedication.  Fresh water delivery volumes for 2016 averaged 123,258 Bbl/d, a 29% increase compared to the prior year.  The increase in volumes was driven by an increase in wells serviced by the fresh water delivery system and higher water intensity advanced completions.

Total revenues for 2016 were $590 million, a 52% increase over the prior year, and were comprised of $308 million from the Gathering and Processing segment and $282 million from the Water Handling and Treatment segment.  Water Handling and Treatment segment revenues include $116 million from fluid handling and high rate water transfer services provided to Antero Resources, which is billed at cost plus 3%.  Direct operating expenses for 2016 for the Gathering and Processing and Water Handling and Treatment segments were $27 million and $135 million, respectively, for a total of $162 million.  Water Handling and Treatment direct operating expenses include $113 million from fluid handling and high rate water transfer services provided to Antero Resources, which is billed at cost plus 3%.  Direct operating expenses increased 105% from the prior year, driven by the commencement of fluid handling and high rate transfer services provided to Antero Resources for a full twelve month period.  General and administrative expenses including equity-based compensation were $54 million, a 6% increase compared to the prior year.  General and administrative expenses excluding equity-based compensation for 2016 were $28 million, a 2% decrease from the prior year.  Total operating expenses were $332 million, including $100 million of depreciation, $26 million of equity-based compensation, and $16 million of accretion of contingent acquisition consideration, representing a 51% increase over the prior year.

Net income for 2016 was $237 million, a 49% increase compared to the prior year.  Net income per limited partner unit was $1.24 per unit, a 63% increase over the prior year.  Adjusted EBITDA was $404 million, a 45% increase compared to the prior year.  The increases in net income and Adjusted EBITDA were primarily driven by increased throughput volumes and fresh water delivery volumes.  Cash interest paid and cash reserved for bond interest for 2016 were $13 million and $10 million, respectively.  Income tax withholding upon vesting of Antero Midstream equity-based compensation awards was $6 million.  Maintenance capital expenditures for 2016 totaled $22 million and distributable cash flow was $353 million, resulting in a DCF coverage ratio of 1.8x.

2016 Capital Spending

Antero Midstream’s capital expenditures for the year ended December 31, 2016, including the $75 million investment in Stonewall Gathering LLC, totaled $475 million as compared to $452 million during the prior year.  Capital expenditures included $228 million in gathering and compression and $188 million in water handling and treatment infrastructure.  Water handling and treatment infrastructure capital expenditures include $149 million for the continued construction of the Antero Clearwater Facility.

The following table reconciles net income to Adjusted EBITDA and distributable cash flow as used in this release (in thousands):

Three months ended	Years ended
December 31,	December 31,
2015	2016	2015	2016
Net income	$49,008	73,351	$159,105	$236,703
Interest expense	2,892	9,008	8,158	21,893
Depreciation expense	23,155	25,761	86,670	99,861
Accretion of contingent acquisition consideration	3,333	6,105	3,333	16,489
Equity-based compensation	4,807	6,683	22,470	26,049
Equity in (earnings) loss of unconsolidated affiliate	—	1,542	—	(485)
Distributions from unconsolidated affiliate	—	7,702	—	7,702
Gain on asset sale	—	(3,859)	—	(3,859)
Adjusted EBITDA	$83,195	$126,293	$279,736	$404,353
Pre-Water Acquisition net income attributed to parent	—	—	(40,193)	—
Pre-Water Acquisition depreciation expense attributed to parent	—	—	(18,767)	—
Pre-Water Acquisition equity-based compensation expense attributed to parent	—	—	(3,445)	—
Pre-Water Acquisition interest expense attributed to parent	—	—	(2,326)	—
Adjusted EBITDA attributable to the Partnership	$83,195	$126,293	$215,005	$404,353
Cash interest paid, net - attributable to the Partnership	(2,934)	(1,743)	(5,149)	(13,494)
Income tax withholding upon vesting of Antero Midstream LP equity-based compensation awards	(4,806)	(2,636)	(4,806)	(5,636)
Cash received from unconsolidated affiliate	—	(2,998)	—	—
Cash reserved for bond interest (1)	—	(10,481)	—	(10,481)
Maintenance capital expenditures(2)	(3,096)	(5,466)	(13,097)	(21,622)
Distributable cash flow	$72,359	$102,969	$191,953	$353,120

Total distributions declared	$39,725	$57,634	$132,651	$200,355

DCF coverage ratio	1.82	x	1.79	x	1.45	x	1.76	x

(1)         Cash reserved for bond interest represents accrued interest expense on Antero Midstream’s 5.375% senior notes outstanding during the period that is paid on a semi-annual basis on March 15th and September 15th of each year.

(2)         Maintenance capital expenditures represent that portion of our estimated capital expenditures associated with (i) the connection of new wells to our gathering and compression systems that we believe will be necessary to offset the natural production declines Antero Resources will experience on all of its wells over time, and (ii) water distribution to new wells necessary to maintain the average throughput volume on our systems.

Balance Sheet and Liquidity

As of December 31, 2016, Antero Midstream had $210 million drawn on its $1.5 billion bank credit facility with current borrowing capacity of $1.4 billion, resulting in approximately $1.2 billion in available credit facility capacity.  Antero Midstream had $14 million of cash on its balance sheet and a consolidated net debt to trailing twelve months Adjusted EBITDA ratio of 2.1x as of December 31, 2016.  Pro forma for the initial capital contribution to the Joint Venture and the 6.9 million common unit offering, Antero Midstream’s consolidated net debt to trailing twelve months Adjusted EBITDA ratio was 1.9x.  For a reconciliation of consolidated net debt to consolidated total debt, the most comparable GAAP measure, please read “Non-GAAP Financial Measures.”

Full Year 2016 Capacity Additions

During 2016, Antero Midstream added 315 MMcf/d of compression capacity, resulting in significant growth in compression volumes during the year.  Additionally, the Partnership placed into service 12 miles of low pressure pipeline and 22 miles of high pressure pipeline.  The below table summarizes the Partnership’s cumulative miles of pipeline and compression capacity at year-end 2015 and 2016:

	Gathering and Compression System
	Low Pressure Pipeline (miles)		High Pressure Pipeline (miles)		Compression Capacity (MMcf/d)
	As of December 31,
	2015	2016	2015	2016	2015	2016
Marcellus	106	115	76	98	700	1,015
Utica	55	58	36	36	120	120
Total	161	173	112	134	820	1,135

During 2016, Antero Midstream added 27 miles of buried and surface fresh water pipelines in the Marcellus and Ohio Utica Shale plays combined.  Additionally, the Partnership built one fresh water storage impoundment in the Ohio Utica Shale.  The below table summarizes the Partnership’s cumulative miles of fresh water pipeline and fresh water storage impoundments at year-end 2015 and 2016, in addition to wells serviced by fresh water delivery and water per foot used in completions during the period:

	Water Handling System
	Fresh Water Pipeline (miles)		Fresh Water Impoundments		Wells Serviced by Water Delivery		Water Per Foot Used in Completions (Bbls/ft)
	As of December 31,
	2015	2016	2015	2016	2015	2016	2015	2016
Marcellus	184	203	22	22	62	99	33	41
Utica	75	83	13	14	62	32	34	37
Total	259	286	35	36	124	131	34	40

Conference Call

A conference call is scheduled on Wednesday, March 1, 2017 at 10:00 am MT to discuss the results.  A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter.  To participate in the call, dial in at 1-888-347-8204 (U.S.), 1-855-669-9657 (Canada), or 1-412-902-4229 (International) and reference “Antero Midstream”.  A telephone replay of the call will be available until Friday, March 10 , 2017 at 10:00 am MT at 1-877-870-5176 (U.S.) or 1-858-384-5517 (International) using the passcode 10098008.

To access the live webcast and view the related earnings conference call presentation, visit Antero Midstream’s website at www.anteromidstream.com.  The webcast will be archived for replay on the Partnership’s website until Friday, March 10, 2017 at 10:00 am MT.

Presentation

An updated presentation will be posted to the Partnership’s website before the March 1, 2017 conference call.  The presentation can be found at www.anteromidstream.com on the homepage.  Information on the Partnership’s website does not constitute a portion of this press release.

Non-GAAP Financial Measures

Antero Midstream views Adjusted EBITDA as an important indicator of the Partnership’s performance.  Antero Midstream defines Adjusted EBITDA as Net Income before equity-based compensation expense, interest expense, depreciation expense, accretion of contingent acquisition consideration, gain on asset sale, excluding pre-acquisition income and expenses attributable to the parent and equity in earnings of unconsolidated affiliate, and including cash distributions from unconsolidated affiliate.

Antero Midstream uses Adjusted EBITDA to assess:

•                  the financial performance of the Partnership’s assets, without regard to financing methods in the case of Adjusted EBITDA, capital structure or historical cost basis;

•                  its operating performance and return on capital as compared to other publicly traded partnerships in the midstream energy sector, without regard to financing or capital structure; and

•                  the viability of acquisitions and other capital expenditure projects.

The Partnership defines Distributable Cash Flow as Adjusted EBITDA less cash interest paid, income tax withholding payments and cash reserved for payments upon vesting of equity-based compensation awards, cash reserved for bond interest and ongoing maintenance capital expenditures paid, excluding pre-acquisition amounts attributable to the parent less cash received from unconsolidated affiliate.  Antero Midstream uses Distributable Cash Flow as a performance metric to compare the cash generating performance of the Partnership from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to unitholders.  Distributable Cash Flow does not reflect changes in working capital balances.

Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures.  The GAAP measure most directly comparable to Adjusted EBITDA and Distributable Cash Flow is Net Income.  The non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow should not be considered as alternatives to the GAAP measure of Net Income.  Adjusted EBITDA and Distributable Cash Flow are not presentations made in accordance with GAAP and have important limitations as an analytical tool because they include some, but not all, items that affect Net Income and Adjusted EBITDA.  You should not consider Adjusted EBITDA and Distributable Cash Flow in isolation or as a substitute for analyses of results as reported under GAAP.  Antero Midstream’s definition of Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of other partnerships.

Antero Midstream does not provide guidance on equity earnings, among other items, that are reconciling items between forecasted Adjusted EBITDA and forecasted Net Income due to the uncertainty regarding timing and estimates of reconciling items.  Antero Midstream provides a range for the forecasts or targets of Net Income, Adjusted EBITDA, and Distributable Cash Flow to allow for the variability in timing and uncertainty of estimates of reconciling items between forecasted Adjusted EBITDA and forecasted Net Income.  Therefore, the Partnership cannot reconcile Adjusted EBITDA to forecasted Net Income without unreasonable effort.

The following table reconciles consolidated total debt to consolidated net debt as used in this release (in thousands):

	December 31,
	2015	2016

Bank credit facility	$620,000	$210,000
5.375% AM senior notes due 2024	—	650,000
Net unamortized debt issuance costs	—	(10,086)
Consolidated total debt	$620,000	$849,914
Cash and cash equivalents	6,883	14,042
Consolidated net debt	$613,117	$835,872

Antero Midstream is a limited partnership that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in West Virginia and Ohio, as well as integrated water assets that primarily service Antero Resources’ properties located in West Virginia and Ohio.

This release includes “forward-looking statements” within the meaning of federal securities laws.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Partnership’s control.  All statements, other than historical facts included in this release, are forward-looking statements.  All forward-looking statements speak only as of the date of this release and are based upon a number of assumptions.  Although the Partnership believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that the assumptions underlying these forward-looking statements will be accurate or the plans, intentions or expectations expressed herein will be achieved.  For example, future acquisitions, dispositions or other strategic transactions may materially impact the forecasted or targeted results described in this release.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Nothing in this release is intended to constitute guidance with respect to Antero Resources.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Partnership’s control, incident to the gathering and processing and fresh water and waste water treatment businesses.  These risks include, but are not limited to, Antero Resources’ expected future growth, Antero Resources’ ability to meet its drilling and development plan, commodity price volatility, ability to execute the Partnership’s business strategy, competition and government regulations, actions taken by third-party producers, operators, processors and transporters, inflation, environmental risks, drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under “Risk Factors” in Antero Midstream’s Annual Report on Form 10-K for the year ended December 31, 2016.

For more information, contact Michael Kennedy — CFO of Antero Midstream at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO MIDSTREAM PARTNERS LP

Condensed Combined Consolidated Balance Sheets

December 31, 2015 and 2016

(In thousands)

	2015	2016
Assets
Current assets:
Cash and cash equivalents	$6,883	$14,042
Accounts receivable—Antero Resources	65,712	64,139
Accounts receivable—third party	2,707	1,240
Prepaid expenses	—	529
Total current assets	75,302	79,950
Property and equipment:
Gathering and compression systems	1,485,835	1,705,839
Water handling and treatment systems	565,616	744,682
	2,051,451	2,450,521
Less accumulated depreciation	(157,625)	(254,642)
Property and equipment, net	1,893,826	2,195,879
Investment in unconsolidated affiliate	—	68,299
Other assets, net	10,904	5,767
Total assets	$1,980,032	$2,349,895
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$10,941	$16,979
Accounts payable—Antero Resources	2,138	3,193
Accrued liabilities	85,385	61,641
Other current liabilities	150	200
Total current liabilities	98,614	82,013
Long-term liabilities:
Long-term debt	620,000	849,914
Contingent acquisition consideration	178,049	194,538
Other	624	620
Total liabilities	897,287	1,127,085

Partners’ capital:
Common unitholders - public (59,286 units and 70,020 units issued and outstanding at December 31, 2015 and 2016, respectively)	1,351,317	1,458,410
Common unitholder - Antero Resources (40,929 units and 32,929 units issued and outstanding at December 31, 2015 and 2016, respectively)	30,186	26,820
Subordinated unitholder - Antero Resources (75,941 units issued and outstanding at December 31, 2015 and 2016)	(299,727)	(269,963)
General partner	969	7,543
Total partners’ capital	1,082,745	1,222,810
Total liabilities and partners’ capital	$1,980,032	$2,349,895

ANTERO MIDSTREAM PARTNERS LP

Condensed Combined Consolidated Statements of Operations and Comprehensive Income

Three Months Ended December 31, 2015, and 2016

(In thousands, except per unit amounts)

	2015	2016

Revenue:
Gathering and compression—Antero Resources	$62,154	$84,312
Water handling and treatment—Antero Resources	69,195	78,517
Gathering and compression—third party	344	166
Water handling and treatment—third party	—	—
Gain on sale of assets	—	3,859
Total revenue	131,693	166,854
Operating expenses:
Direct operating	40,022	36,636
General and administrative (including $4,807 and $6,683 of equity-based compensation in 2015 and 2016, respectively)	13,283	14,451
Depreciation	23,155	25,761
Accretion of contingent acquisition consideration	3,333	6,105
Total operating expenses	79,793	82,953
Operating income	51,900	83,901
Interest expense, net	(2,892)	(9,008)
Equity in earnings (loss) of unconsolidated affiliate	—	(1,542)
Net income and comprehensive income	49,008	73,351
General partner interest in net income attributable to incentive distribution rights	(969)	(7,557)
Limited partners’ interest in net income	$48,039	$65,794
Net income per limited partner unit:
Basic:
Common units	$0.27	$0.37
Subordinated units	$0.27	$0.37
Diluted:
Common units	$0.27	$0.37
Subordinated units	$0.27	$0.37
Weighted average number of limited partner units outstanding:
Basic:
Common units	100,036	101,910
Subordinated units	75,941	75,941
Diluted:
Common units	100,075	102,254
Subordinated units	75,941	75,941

ANTERO MIDSTREAM PARTNERS LP

Combined Consolidated Statements of Operations and Comprehensive Income

Years Ended December 31, 2014, 2015, and 2016

(In thousands, except unit counts and per unit amounts)

	2014	2015	2016

Revenue:
Gathering and compression—Antero Resources	$95,746	$230,210	$303,250
Water handling and treatment—Antero Resources	162,283	155,954	282,267
Gathering and compression—third party	—	382	835
Water handling and treatment—third party	8,245	778	—
Gain on sale of assets	—	—	3,859
Total revenue	266,274	387,324	590,211
Operating expenses:
Direct operating	48,821	78,852	161,587
General and administrative (including $11,618, $22,470 and $26,049 of equity-based compensation in 2014, 2015, and 2016, respectively)	30,366	51,206	54,163
Depreciation	53,029	86,670	99,861
Accretion of contingent acquisition consideration	—	3,333	16,489
Total operating expenses	132,216	220,061	332,100
Operating income	134,058	167,263	258,111
Interest expense, net	(6,183)	(8,158)	(21,893)
Equity in earnings of unconsolidated affiliate	—	—	485
Net income and comprehensive income	127,875	159,105	236,703
Pre-IPO net income attributed to parent	(98,219)	—	—
Pre-Water Acquisition net income attributed to parent	(22,234)	(40,193)	—
General partner interest in net income attributable to incentive distribution rights	—	(1,264)	(16,944)
Limited partners’ interest in net income	$7,422	$117,648	$219,759
Net income per limited partner unit:
Basic:
Common units	$0.05	$0.76	$1.24
Subordinated units	$0.05	$0.73	$1.24
Diluted:
Common units	$0.05	$0.76	$1.24
Subordinated units	$0.05	$0.73	$1.24
Weighted average number of limited partner units outstanding:
Basic:
Common units	75,941	82,538	100,706
Subordinated units	75,941	75,941	75,941
Diluted:
Common units	75,941	82,586	100,860
Subordinated units	75,941	75,941	75,941

ANTERO MIDSTREAM PARTNERS LP

Combined Consolidated Results of Segment Operations

Three Months Ended December 31, 2015, and 2016

(In thousands)

		Water
	Gathering and	Handling and	Consolidated
	Processing	Treatment	Total
Three Months Ended December 31, 2015
Revenues:
Revenue - Antero Resources	$62,154	$69,195	$131,349
Revenue - third-party	344	—	344
Total revenues	62,498	69,195	131,693

Operating expenses:
Direct operating	5,966	34,056	40,022
General and administrative (before equity-based compensation)	6,141	2,335	8,476
Equity-based compensation	3,622	1,185	4,807
Depreciation	16,090	7,065	23,155
Accretion of contingent acquisition consideration	—	3,333	3,333
Total expenses	31,819	47,974	79,793

Operating income	$30,679	$21,221	$51,900

Segment and consolidated Adjusted EBITDA	$50,391	$32,804	$83,195

Three Months Ended December 31, 2016
Revenues:
Revenue - Antero Resources	$84,312	$78,517	$162,829
Revenue - third-party	166	—	166
Gain on sale of assets	3,859	—	3,859
Total revenues	88,337	78,517	166,854

Operating expenses:
Direct operating	7,531	29,105	36,636
General and administrative (before equity-based compensation)	5,265	2,503	7,768
Equity-based compensation	4,812	1,871	6,683
Depreciation	17,837	7,924	25,761
Accretion of contingent acquisition consideration	—	6,105	6,105
Total expenses	35,445	47,508	82,953

Operating income	$52,892	$31,009	$83,901

Segment and consolidated Adjusted EBITDA	$79,384	$46,909	$126,293

ANTERO MIDSTREAM PARTNERS LP

Combined Consolidated Results of Segment Operations

Year Ended December 31, 2015, and 2016

(In thousands)

		Water
	Gathering and	Handling and	Consolidated
	Processing	Treatment	Total
Year Ended December 31, 2015
Revenues:
Revenue - Antero Resources	$230,210	$155,954	$386,164
Revenue - third-party	382	778	1,160
Total revenues	230,592	156,732	387,324

Operating expenses:
Direct operating	25,783	53,069	78,852
General and administrative (before equity-based compensation)	22,608	6,128	28,736
Equity-based compensation	17,840	4,630	22,470
Depreciation	60,838	25,832	86,670
Accretion of contingent acquisition consideration	—	3,333	3,333
Total expenses	127,069	92,992	220,061

Operating income	$103,523	$63,740	$167,263

Segment and consolidated Adjusted EBITDA	$182,201	$97,535	$279,736

Year Ended December 31, 2016
Revenues:
Revenue - Antero Resources	$303,250	$282,267	$585,517
Revenue - third-party	835	—	835
Gain on sale of assets	3,859	—	3,859
Total revenues	307,944	282,267	590,211

Operating expenses:
Direct operating	27,289	134,298	161,587
General and administrative (before equity-based compensation)	20,118	7,996	28,114
Equity-based compensation	19,714	6,335	26,049
Depreciation	69,962	29,899	99,861
Accretion of contingent acquisition consideration	—	16,489	16,489
Total expenses	137,083	195,017	332,100

Operating income	$170,861	$87,250	$258,111

Segment and consolidated Adjusted EBITDA	$264,380	$139,973	$404,353

ANTERO MIDSTREAM PARTNERS LP

Selected Operating Data

Three Months Ended December 31, 2015, and 2016

(In thousands, except average realized fees)

	Three months ended December 31,		Amount of Increase	Percentage
	2015	2016	(Decrease)	Change
Revenue:
Revenue - Antero Resources	$131,349	$162,829	$31,480	24%
Revenue - third-party	344	166	(178)	(52)%
Gain on sale of assets	—	3,859	3,859	*
Total revenue	131,693	166,854	35,161	27%
Operating expenses:
Direct operating	40,022	36,636	(3,386)	(8)%
General and administrative (before equity-based compensation)	8,476	7,768	(708)	(8)%
Equity-based compensation	4,807	6,683	1,876	39%
Depreciation	23,155	25,761	2,606	11%
Accretion of contingent acquisition consideration	3,333	6,105	2,772	83%
Total operating expenses	79,793	82,953	3,160	4%
Operating income	51,900	83,901	32,003	62%
Interest expense	(2,892)	(9,008)	(6,116)	211%
Equity in earnings of unconsolidated affiliate	—	(1,542)	(1,542)	*
Net income	$49,008	$73,351	$24,343	50%
Adjusted EBITDA	$83,195	$126,293	$43,098	52%
Operating Data:
Gathering—low pressure (MMcf)	103,388	140,052	36,664	35%
Gathering—high pressure (MMcf)	109,931	132,206	22,275	20%
Compression (MMcf)	43,932	84,654	40,722	93%
Condensate gathering (MBbl)	366	5	(361)	(99)%
Fresh water distribution (MBbl)	11,011	13,771	2,760	25%
Wells serviced by fresh water delivery	35	35	—	0%
Gathering—low pressure (MMcf/d)	1,124	1,522	398	35%
Gathering—high pressure (MMcf/d)	1,195	1,437	242	20%
Compression (MMcf/d)	478	920	442	93%
Condensate gathering (MBbl/d)	3,978	—	(3,978)	(99)%
Fresh water delivery (MBbl/d)	120	150	30	32%
Average realized fees:
Average gathering—low pressure fee ($/Mcf)	$0.31	$0.31	$—	*
Average gathering—high pressure fee ($/Mcf)	$0.19	$0.19	$—	*
Average compression fee ($/Mcf)	$0.19	$0.19	$—	*
Average gathering—condensate fee ($/Bbl)	$4.16	$4.17	$0.01	*
Average fresh water delivery fee - Antero Resources ($/Bbl)	$3.66	$3.68	$0.02	1%

*                 Not meaningful or applicable.

ANTERO MIDSTREAM PARTNERS LP

Selected Operating Data

Year Ended December 31, 2015, and 2016

(In thousands, except average realized fees)

			Amount of
	Year ended December 31,		Increase	Percentage
	2015	2016	(Decrease)	Change
Revenue:
Revenue - Antero Resources	$386,164	$585,517	$199,353	52%
Revenue - third-party	1,160	835	(325)	(28)%
Gain on sale of assets	—	3,859	3,859	*
Total revenue	387,324	590,211	202,887	52%
Operating expenses:
Direct operating	78,852	161,587	82,735	105%
General and administrative (before equity-based compensation)	28,736	28,114	(622)	(2)%
Equity-based compensation	22,470	26,049	3,579	16%
Depreciation	86,670	99,861	13,191	15%
Accretion of contingent acquisition consideration	3,333	16,489	13,156	395%
Total operating expenses	220,061	332,100	112,039	51%
Operating income	167,263	258,111	90,848	54%
Interest expense	(8,158)	(21,893)	(13,735)	168%
Equity in earnings of unconsolidated affiliate	—	485	485	*
Net income	$159,105	$236,703	$77,598	49%
Adjusted EBITDA(1)	$279,736	$404,353	$124,617	45%
Operating Data:
Gathering—low pressure (MMcf)	370,830	513,390	142,560	38%
Gathering—high pressure (MMcf)	432,861	481,646	48,785	11%
Compression (MMcf)	157,515	271,060	113,545	72%
Condensate gathering (MBbl)	1,117	503	(614)	(55)%
Fresh water delivery (MBbl)	35,044	45,112	10,068	29%
Wells serviced by fresh water delivery	124	131	7	6%
Gathering—low pressure (MMcf/d)	1,016	1,403	387	38%
Gathering—high pressure (MMcf/d)	1,186	1,316	130	11%
Compression (MMcf/d)	432	741	309	72%
Condensate gathering (MBbl/d)	3	1	(2)	(55)%
Fresh water delivery (MBbl/d)	96	123	27	29%
Average realized fees:
Average gathering—low pressure fee ($/Mcf)	$0.31	$0.31	$—	*
Average gathering—high pressure fee ($/Mcf)	$0.19	$0.19	$—	*
Average compression fee ($/Mcf)	$0.19	$0.19	$—	*
Average gathering—condensate fee ($/Bbl)	$4.16	$4.17	$0.01	*
Average fresh water delivery fee - Antero Resources ($/Bbl)	$3.64	$3.68	$0.04	1%

*                 Not meaningful or applicable.

ANTERO MIDSTREAM PARTNERS LP

Condensed Combined Consolidated Statements of Cash Flows

Year Ended December 31, 2014, 2015, and 2016

(In thousands)

	2014	2015	2016
Cash flows provided by (used in) operating activities:
Net income	$127,875	$159,105	$236,703
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	53,029	86,670	99,861
Accretion of contingent acquisition consideration	—	3,333	16,489
Equity-based compensation	11,618	22,470	26,049
Equity in earnings of unconsolidated affiliate	—	—	(485)
Distribution of earnings from unconsolidated affiliate	—	—	7,702
Amortization of deferred financing costs	135	1,144	1,814
Gain on sale of assets	—	—	(3,859)
Changes in assets and liabilities:
Accounts receivable—Antero Resources	(29,988)	(35,148)	1,573
Accounts receivable—third party	(5,574)	2,867	1,467
Prepaid expenses	(518)	518	(529)
Accounts payable	863	2,803	95
Accounts payable—Antero Resources	1,059	475	1,055
Accrued liabilities	10,934	15,441	(9,328)
Net cash provided by operating activities	169,433	259,678	378,607
Cash flows provided by (used in) investing activities:
Additions to gathering and compression systems	(553,582)	(320,002)	(228,100)
Additions to water handling and treatment systems	(200,116)	(132,633)	(188,220)
Amounts paid to Antero Resources for gathering and compression systems	(40,277)	—	—
Investment in unconsolidated affiliate	—	—	(75,516)
Proceeds from sale of assets	—	—	10,000
Change in other assets	(3,530)	7,180	3,673
Net cash used in investing activities	(797,505)	(445,455)	(478,163)
Cash flows provided by (used in) financing activities:
Deemed distribution to Antero Resources, net	(5,375)	(52,669)	—
Distributions to Antero Resources	(332,500)	(620,997)	—
Distributions to unitholders	—	(107,248)	(182,446)
Issuance of senior notes	—	—	650,000
Borrowings (repayments) on bank credit facilities, net	115,000	505,000	(410,000)
Issuance of common units, net of offering costs	1,087,224	240,703	65,395
Payments of deferred financing costs	(4,871)	(2,059)	(10,435)
Employee tax witholding for settlement of equity compensation awards	—	—	(5,636)
Other	(1,214)	(262)	(163)
Net cash provided by (used in) financing activities	858,264	(37,532)	106,715
Net increase (decrease) in cash and cash equivalents	230,192	(223,309)	7,159
Cash and cash equivalents, beginning of period	—	230,192	6,883
Cash and cash equivalents, end of period	$230,192	$6,883	$14,042
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$5,864	$7,765	$13,494
Supplemental disclosure of noncash investing activities:
Increase (decrease) in accrued capital expenditures and accounts payable for property and equipment	$37,596	$4,552	$(8,471)